EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 161 to Registration Statement No. 02-90946 of Eaton Vance Mutual Funds Trust of our report dated June 7, 2010, relating to the financial statements of Global Strategies Portfolio (subsequently renamed Global Macro Absolute Return Advantage Portfolio), and to the references to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP Boston, Massachusetts August 25, 2010